EXHIBIT 99.1

UFP Technologies Announces Record Q3 Results

NEWBURYPORT, Mass., Nov. 01, 2018 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom converter of foams, plastics, and natural fiber materials, today reported net income of $4.1 million or $0.56 per diluted common share outstanding for its third quarter ended September 30, 2018, more than double net income of $1.7 million or $0.23 per diluted common share outstanding for the same period in 2017.  Sales for the third quarter were $47.8 million, 34% higher than third quarter sales of $35.7 million in 2017.  Net income for the nine-month period ended September 30, 2018 was $9.9 million or $1.34 per diluted common share outstanding compared to $6.5 million or $0.89 per diluted common share outstanding for the same period in 2017.  Sales for the nine-month period ended September 30, 2018 were $139.8 million compared to sales of $110.6 million for the same period in 2017.

“I am very pleased with our results and continuing progress,” said R. Jeffrey Bailly, chairman and CEO. “Our legacy business grew 7.2%, driven by increased sales in our aerospace and defense, medical, and consumer markets. This organic growth, combined with revenue from our Dielectrics acquisition, enabled us to grow our overall revenue by 34%.”

“In addition, we saw significant improvements in our gross margins, driven by greater operating efficiencies and a stronger book of business,” Bailly said. “Selling, general and administrative (SG&A) expenses as a percentage of sales also decreased substantially. This combination helped us increase net income for the quarter by 144%.”

“The integration of Dielectrics is going very well,” Bailly added. “As predicted, this acquisition has been solidly accretive to UFP’s top and bottom line results. With the addition of Dielectrics’ capabilities and product lines, our value to customers and pipeline of new opportunities have never been stronger. Also, cash flow generated from our combined operations has enabled us to pay down $26 million in debt since the February 1 closing, and we continue to search for additional strategic medically-focused acquisitions. All this, combined with our strong internal growth prospects and improving operating efficiency, leaves us very bullish about our future.”

Financial Highlights

  Organic sales (excluding sales from Dielectrics) grew 7.2% for the quarter. Aerospace and defense sales increased 44%, while consumer and medical sales grew 15% and 8%, respectively. Automotive sales declined 12% and industrial sales declined 4%.
  Gross profit as a percentage of sales (gross margin) grew to 26%, up from 23% in the same quarter of 2017.  Material and labor collectively as a percentage of sales declined 1.4%, while overhead as a percentage of sales declined 1.6%.
  SG&A as a percentage of sales dropped from 16.0% to 13.7% for the third quarter vs. the prior year. Excluding SG&A at Dielectrics, the Company’s SG&A declined 1%.
  Operating income for the quarter grew 135% to $5.9 million, from $2.5 million in the third quarter of 2017.  As a percentage of sales, operating income increased to 12.3% in the third quarter, from 7.0% in the same quarter last year.

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements regarding the Company's acquisition and integration of Dielectrics and the synergies, customer opportunities and other benefits anticipated in connection with the Dielectrics business and products, anticipated advantages the Company expects to realize from its investments and capital expenditures, anticipated revenues and the timing of such revenues, statements regarding the Company's future operating results, prospects, trends in particular markets, business opportunities, growth potential, and strategies for growth, including its acquisition strategies and other opportunities, expectations regarding the manufacturing capacity and efficiencies of the Company, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated.  Risks and uncertainties include, without limitation, risks and uncertainties associated with the Company's acquisition and integration of Dielectrics, risks associated with the effect of the acquisition of Dielectrics on the Company's earnings, risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates, risks relating to the Company’s ability to maintain, grow and sustain growth in new or current markets, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statement of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$47,808	$35,684	$139,758	$110,623
Cost of sales	35,377	27,491	104,156	82,973
Gross profit	12,431	8,193	35,602	27,650
SG&A	6,541	5,693	20,550	18,070
Acquisition costs	-	-	1,089	-
Restructuring costs	-	-	-	63
Material overcharge settlement	-	-	(104)	(121)
Loss (gain) on sale of fixed assets	5	-	(51)	3
Operating income	5,885	2,500	14,118	9,635
Interest (expense) income, net	(343)	51	(988)	108
Other income	85	-	137	-
Income before income taxes	5,627	2,551	13,267	9,743
Income taxes	1,493	856	3,366	3,248
Net income from consolidated operations	$4,134	$1,695	$9,901	$6,495

Net income per share outstanding	$0.56	$0.23	$1.35	$0.90
Net income per diluted share outstanding	$0.56	$0.23	$1.34	$0.89

Weighted average shares outstanding	7,366	7,264	7,338	7,240
Weighted average diluted shares outstanding	7,435	7,353	7,406	7,326

Consolidated Condensed Balance Sheets
(in thousands)

	September 30,	December 31,
	2018	2017
Assets:	(unaudited)
Cash	$5,088	$37,978
Receivables	30,144	21,381
Inventories	19,902	12,863
Other current assets	3,185	2,852
Net property, plant, and equipment	58,459	53,652
Other assets	76,982	9,481
Total assets	$193,760	$138,207
Liabilities and equity:
Accounts payable	7,970	4,180
Other current liabilities	10,487	5,763
Current portion of long-term debt	2,857	-
Long-term debt, excluding current portion	31,000	-
Other liabilities	5,649	4,552
Total liabilities	57,963	14,495
Total equity	135,797	123,712
Total liabilities and stockholders' equity	$193,760	$138,207

www.ufpt.com
Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com